EXHIBIT 10.6
COSI, INC.
AREA DEVELOPMENT AGREEMENT

Area Developer Name

Development Area

Date

TABLE OF CONTENTS

Section		Page
1.	GRANT	1

2.	TERM	2

3.	DEVELOPMENT OBLIGATIONS	3

4.	AREA DEVELOPMENT FEE, INITIAL FRANCHISE FEES, AND ROYALTIES	4

5.	DUTIES OF THE PARTIES	4

6.	DEFAULT AND TERMINATION	5

7.	TRANSFER OF INTEREST	6

8.	COVENANTS	6

9.	CORPORATE, LIMITED LIABILITY COMPANY, OR PARTNERSHIP AREA DEVELOPER	14

10.	NOTICES	8

11.	PERMITS AND COMPLIANCE WITH THE LAWS	8

12.	INDEPENDENT CONTRACTOR AND INDEMNIFICATION	8

13.	APPROVALS AND WAIVERS	9

14.	SEVERABILITY AND CONSTRUCTION	9

15.	ENTIRE AGREEMENT	10

16.	APPLICABLE LAW AND DISPUTE RESOLUTION	10

17.	ACKNOWLEDGMENTS	10

EXHIBIT A — DEVELOPMENT SCHEDULE, AREA AND FEE
EXHIBIT B — DEVELOPER’S PRINCIPALS LIST AND DESIGNATED PRINCIPAL
EXHIBIT C — FRANCHISE AGREEMENT
EXHIBIT D — GUARANTEE, INDEMNIFICATION, AND ACKNOWLEDGEMENT
EXHIBIT E — LEASE TERMS

AREA DEVELOPMENT AGREEMENT
     THIS AREA DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into on this                      day of __________, 200                                           (the “Effective Date”), by and between:

♦	Cosi, Inc, a Delaware corporation whose principal place of business is 1751 Lake Cook Road, 6th Floor, Deerfield, Illinois 60015 (“Franchisor”); and

♦	a [resident of] [corporation organized in] [limited liability company organized in] [select on], having offices at (“Area Developer”).
BACKGROUND
     A. Franchisor owns a format and system (the “System”) relating to the establishment and operation of fast casual restaurants, which operate at retail locations that display Franchisor’s interior and exterior trade dress and feature and operate under the Proprietary Marks (as defined below) (each a “Cosi Restaurant”). Cosi Restaurants offer menus specializing in Franchisor’s signature flatbread, sandwiches, soups, salads, gourmet coffee and specialty beverages and food items using Franchisor’s proprietary recipes, formulae and techniques, as well as other non-proprietary food, beverage, and other compatible items designated by Franchisor from time to time (collectively, “Products”).
     B. The distinguishing characteristics of the System include distinctive exterior and interior design, decor, color schemes, fixtures, and furnishings; recipes, standards and specifications for products, equipment, materials, and supplies; uniform standards, specifications, and procedures for operations; purchasing and sourcing procedures; procedures for inventory and management control; training and assistance; and marketing and promotional programs; all of which may be changed, improved, and further developed by Franchisor from time to time.
     C. The System is identified by means of certain trade names, service marks, trademarks, logos, emblems, and indicia of origin as are now designated and may hereafter be designated by Franchisor in writing for use in connection with the System including the mark “Cosi” and other marks (the “Proprietary Marks”).
     D. Area Developer desires to obtain certain development rights to open and operate Cosi Restaurants under the System and the Proprietary Marks, as well as to receive other assistance provided by Franchisor in connection therewith.
     NOW THEREFORE, the parties agree as follows:
GRANT
     Grant and Acceptance. Franchisor grants development rights to Area Developer, and Area Developer undertakes the obligation, pursuant to the terms and conditions of this Agreement, to develop no less than the number of Cosi Restaurants (the “Franchised Restaurants”) as set forth in Exhibit A to this Agreement. In this regard, the parties further agree that:
          Each Franchised Restaurant developed hereunder shall be operated pursuant to a separate Cosi, Inc. Franchise Agreement (a “Franchise Agreement”) that shall be executed as provided in Section 3.4 below.
          For each Franchised Restaurant to be developed under this Agreement, Area Developer shall execute the Franchise Agreement for such Franchised Restaurant in accordance with the deadlines set forth in the development schedule specified in Paragraph 1 of Exhibit A to this Agreement (the “Development Schedule”).
          Each Franchised Restaurant developed hereunder shall be at a specific location, which shall be designated in the Franchise Agreement, that is within in the area described in Paragraph 2 of Exhibit A to this Agreement (the “Development Area”).
     Section 1.01. Development Area. Except as otherwise set forth herein (including, without limitation, the rights retained by Franchisor as described in Section 1.3), during the term of this Agreement, and so long as Area Developer is in compliance with its obligations under this Agreement and all of the Franchise Agreements between Area Developer (including any affiliate of Area Developer), Franchisor shall not establish or operate, or license anyone other than Area Developer to establish or operate, a Cosi Restaurant under the Proprietary Marks and System at any location that is within the Development Area.
     Section 1.02. Franchisor’s Reserved Rights. Notwithstanding anything to the contrary, Franchisor retains the rights, among others, on any terms and conditions Franchisor deems advisable, and without granting Area Developer any rights therein:
          To own, acquire, establish, and/or operate and license others to establish and operate, Cosi Restaurants under the System at any location outside the Development Area notwithstanding their proximity to the Development Area or their actual or threatened impact on sales or development of any of the Franchised Restaurants;
          To own, acquire, establish and/or operate and license others to establish and operate, non-restaurant businesses under the Proprietary Marks, at any location within or outside the Development Area.

          To own, acquire, establish and/or operate, and license others to establish and operate, businesses under proprietary marks other than the Proprietary Marks, whether such businesses are similar or different from Cosi Restaurants, at any location within or outside the Development Area notwithstanding their proximity to the Development Area or their actual or threatened impact on sales or development of any of the Franchised Restaurants;
          To own, acquire, establish, and/or operate and license others to establish and operate, Cosi Restaurants under the Proprietary Marks at Institutional Accounts (as defined below) at any location within or outside the Development Area. As used in this Agreement, “Institutional Accounts” shall mean outlets that serve primarily the customers located within the facility, such as captive audience facilities (examples include, but are not limited to, parks charging admission, stadiums, amusement parks and centers, theaters and art centers), limited purpose facilities (examples include, but are not limited to, airports, transportation centers, department stores, in-door shopping centers, business and industrial complexes, museums, educational facilities, hospitals, art centers, and recreational parks), limited access facilities (examples include, but are not limited to, military complexes, buyer club businesses, educational facilities, business and industrial complexes), and other types of institutional accounts.
          To sell and to distribute, directly or indirectly, or to license others to sell and to distribute, directly or indirectly, any products (including the Products) through grocery or convenience stores or through outlets that are primarily retail in nature, or through mail order, toll free numbers, or the Internet, including those products bearing Franchisor’s Proprietary Marks, provided that distribution within the Development Area shall not be from a Cosi Restaurant established under the System that is operated from within the Development Area (except from a Cosi Restaurant at an Institutional Account);
          To (i) acquire one or more retail businesses that are the same as, or similar to, Cosi Restaurants then operating under the System (each an “Acquired Business”), which may be at any location within or outside the Development Area notwithstanding their proximity to the Development Area or their actual or threatened impact on sales or development of any of the Franchised Restaurants, and to (ii) operate and/or license others to operate any Acquired Business under its existing name or as a Cosi Restaurant under the System, subject to the following conditions that apply to each Acquired Business located within the Development Area:
               Except as provided in Section 1.3.6.2 below, and provided that Area Developer is in compliance with this Agreement and any other agreement with Franchisor, Franchisor shall offer to Area Developer the option to purchase and operate, as a Cosi Restaurant, an Acquired Business that is purchased by Franchisor for operation by Franchisor or its affiliates. In such event, Franchisor shall provide Area Developer with written notice of Franchisor’s purchase of the Acquired Business(es), the terms and conditions applicable to the Area Developer’s option to purchase such Acquired Business(es), and such other information that Franchisor deems necessary to include in the notice. The terms and conditions offered to Area Developer shall include, without limitation, the following: (a) the purchase price will be based on Franchisor’s purchase price for such Acquired Business, and if the Acquired Business was part of an Acquired System (as defined below in Section 1.3.6.2), then Area Developer’s purchase price for such Acquired Business shall be determined using a ratio equal to the sales during the prior year of such Acquired Business as compared to the total sales in such prior year of all Acquired Businesses purchased by Franchisor in the same transaction; and (b) the requirement that Area Developer enter into Franchisor’s then-current form of System franchise agreement for the Acquired Business, provided. that Area Developer shall not be required to pay an initial franchise fee for an Acquired Business. If Area Developer does not elect to purchase, or fails to complete the purchase of, an Acquired Business, Franchisor shall have the right to operate itself, or through its affiliates or third party licensees or franchisees, the Acquired Business under any trade name or trademarks including the Proprietary Marks.
               If an Acquired Business is part of a system of retail businesses that Franchisor acquires (an “Acquired System”), Area Developer shall have no right to purchase, and Franchisor shall not be obligated to offer Area Developer any option to purchase, any Acquired Business that is operated by a licensee or franchisee under the Acquired System. Franchisor may license such unit to be operated under any trade name or trademarks including the Proprietary Marks, and may also license to the licensee or franchisee additional units of the Acquired System that the licensee or franchisee has the right to develop and operate within the Development Area.
     No Rights to Use the System. This Agreement is not a Franchise Agreement, and does not grant to Area Developer any right to use the Proprietary Marks or the System or to sell or distribute any Products. Area Developer’s rights to use the Proprietary Marks and System will be granted solely under the terms of the Franchise Agreement.
TERM

     Unless sooner terminated in accordance with the provisions of this Agreement, this Agreement shall commence on the date hereof and shall expire on the last date set forth in the Development Schedule, as shown in Paragraph 1 of Exhibit A (the “Expiration Date”).
DEVELOPMENT OBLIGATIONS
     Time is of the Essence. Recognizing that time is of the essence, Area Developer shall comply strictly with the Development Schedule. Area Developer acknowledges and agrees that the Development Schedule requires that Area Developer have executed and delivered to Franchisor Franchise Agreements for a cumulative number of Franchised Restaurants by the end of the time periods specified in Exhibit A.
     Identifying and Securing Sites. Area Developer shall be solely responsible for identifying, submitting for Franchisor’s approval, and securing specific sites for each Franchised Restaurant. The following terms and conditions shall apply to each Franchised Restaurant to be developed hereunder:
          Area Developer shall submit to Franchisor, in a form specified by Franchisor, a completed site approval package, which shall include a site approval form prescribed by Franchisor, an option contract, letter of intent, or other evidence satisfactory to Franchisor which describes Area Developer’s favorable prospects for obtaining such site, photographs of the site, demographic statistics, and such other information or materials as Franchisor may reasonably require (collectively, the “SAP”). Franchisor shall have twenty (20) business days after receipt of the SAP from Area Developer to approve or disapprove, in its sole discretion, the proposed site for the Franchised Restaurant. In the event Franchisor does not approve a proposed site by written notice to Area Developer within said twenty (20) business days, such site shall be deemed disapproved by Franchisor. No site shall be deemed approved unless it has been expressly approved in writing by Franchisor.
          Following Franchisor’s approval of a proposed site, Area Developer shall use its best efforts to secure such site, either through a lease/sublease that is acceptable to Franchisor, as provided in Section 3.3 below, or a binding purchase agreement, and shall do so within forty (40) business days of approval of the site by Franchisor. Area Developer shall immediately notify Franchisor of the execution of the approved lease or binding purchase agreement. The site approved and secured pursuant to this Agreement shall be specified as the “Approved Location” under the Franchise Agreement executed pursuant Section 3.4 below.
          Area Developer hereby acknowledges and agrees that approval by Franchisor of a site does not constitute an assurance, representation, or warranty of any kind, express or implied, as to the suitability of the site for the Franchised Restaurant or for any other purpose. Approval by Franchisor of the site indicates only that Franchisor believes the site complies with acceptable minimum criteria established by Franchisor solely for its purposes as of the time of the evaluation. Both Area Developer and Franchisor acknowledge that application of criteria that have been effective with respect to other sites and premises may not be predictive of potential for all sites and that, subsequent to approval by Franchisor of a site, demographic and/or economic factors, such as competition from other similar businesses, included in or excluded from criteria used by Franchisor could change, thereby altering the potential of a site. Such factors are unpredictable and are beyond the control of Franchisor. Franchisor shall not be responsible for the failure of a site approved by Franchisor to meet Area Developer’s expectations as to revenue or operational criteria.
     Lease Terms. For each Franchised Restaurant to be developed hereunder, if Area Developer will occupy the premises from which the Franchised Restaurant will be operated under a lease or sublease, Area Developer shall, prior to execution of such lease, submit the lease to Franchisor for its review and approval; provided, however, if pre-submission to Franchisor is not possible, then Area Developer may sign the lease only on the condition, agreed to in writing by the lessor, that the lease shall become null and void if Franchisor does not approve such lease. Franchisor’s approval of the lease or sublease may be conditioned upon the inclusion of such provisions as Franchisor may reasonably require, including, without limitation, the terms and conditions set forth by Franchisor in the Manuals or otherwise in writing from time to time, a current list of which is included in Exhibit E to this Agreement.
     Franchise Agreements. With respect to the Franchise Agreements to be executed for the Franchised Restaurants to be developed pursuant to this Agreement, the following terms and conditions shall apply:
          The Franchise Agreement for the first Franchised Restaurant to be developed under this Agreement shall be the form of Franchise Agreement attached hereto in Exhibit C.
          The Franchise Agreement for each subsequent Franchised Restaurant to be developed under this Agreement shall be Franchisor’s then-current form of Franchise Agreement, the terms of which may differ from the terms of the Franchise Agreement attached hereto including, without limitation, a higher and/or additional fees; provided, however, so long as Area Developer is in compliance with this Agreement, then initial franchise fee shall be as set forth in Section 4.3 below, and if the royalty fee rate is higher for the then-current form of franchise agreement, the royalty fee rate under the Franchise Agreement that Area Developer executes shall be the same as the royalty fee rate set forth in the form of Franchise Agreement attached hereto in Exhibit C.
          Franchisor shall permit one or more Franchise Agreements to be executed by entities other than Area Developer; provided that (a) each such franchisee entity is controlled by, or under common control with, Area Developer, and (b) the Area Developer and all Principals (as

defined in Section 9.1 below) of Area Developer requested by Franchisor execute guarantees, guarantying to Franchisor the timely payment and performance of the franchisee’s obligations under the Franchise Agreement.
          Provided that Area Developer is in compliance with this Agreement, after Area Developer locates and secures a site pursuant to Sections 3.2 and 3.3 above, Area Developer (or an affiliate of Area Developer pursuant to Section 3.4.3 above) shall execute the Franchise Agreement for such Franchised Restaurant, as provided in this Section 3.4. Area Developer shall thereafter comply with all pre-opening and opening requirements set forth in the Franchise Agreement relating to the Franchised Restaurant.
     Force Majeure Events. Area Developer shall not be responsible for non-performance or delay in performance occasioned by a “force majeure,” which means an act of God, war, civil disturbance, act of terrorism, government action, fire, flood, accident, hurricane, earthquake, or other calamity, strike or other labor dispute, or any other cause beyond the reasonable control of Area Developer; provided, however, force majeure shall not include Area Developer’s lack of adequate financing. If any delay occurs, any applicable time period hereunder shall be automatically extended for a period equal to the time lost; provided, however, that Area Developer shall make reasonable efforts to correct the reason for such delay and give Franchisor prompt written notice of any such delay.
DEVELOPMENT FEE, INITIAL FRANCHISE FEES, AND ROYALTIES
     Area Development Fee. In consideration of the development rights granted herein, upon execution of this Agreement, Area Developer shall pay an area development fee (“Area Development Fee”) that is equal to the Franchise Fee (as defined 4.3) for the first Franchised Restaurant and Seventeen Thousand Five Hundred Dollars ($17,500) for each additional Franchised Restaurant that Area Developer must develop in order to comply with the Development Schedule, the aggregate amount of which is specified in Paragraph 3 of Exhibit A to this Agreement. Receipt of the Area Development Fee is hereby acknowledged. The Area Developer acknowledges and agrees that the Area Development Fee is fully earned and nonrefundable in consideration of administrative and other expenses incurred by Franchisor and for the development opportunities lost or deferred as a result of the rights granted herein to Area Developer, even if Area Developer does not enter into any Franchise Agreements pursuant to this Agreement.
     Credit Towards Franchise Fee. If Area Developer is in compliance with its obligations under this Agreement and any other agreement with Franchisor, then upon execution of each Franchise Agreement, Franchisor will credit towards the Franchise Fee (which amounts are set forth in Section 4.3 below) for said Franchise Agreement, the portion of the Area Development Fee that was attributable to such Franchised Restaurant. In no circumstances will Franchisor grant credits in excess of the total Area Development Fee paid by Area Developer.
     Franchise Fees. Notwithstanding anything to the contrary in any of the Franchise Agreements, the initial franchise fee (the “Franchise Fee”) that shall be paid by Area Developer for each Franchised Restaurant to be developed pursuant to the Development Schedule shall be the following amounts, which shall be paid in full upon execution of each such Franchise Agreement, less any credit that may be applied pursuant to Section 4.2 above:

First Franchised Restaurant	$40,000
Second and each subsequent Restaurant	$35,000
DUTIES OF THE PARTIES
     Franchisor’s Assistance. Franchisor shall furnish to Area Developer the following:
          Site selection guidelines, including Franchisor’s minimum standards for Cosi Restaurant sites and sources regarding demographic information, and such site selection counseling and assistance as Franchisor may deem advisable.
          Such on-site evaluation as Franchisor deems advisable in response to Area Developer’s request for site approval for each Franchised Restaurant; provided, however, that Franchisor shall not provide on-site evaluation for any proposed site prior to the receipt of a SAP for such site prepared by Area Developer pursuant to Section 3.2.
     Designated Principal. If Area Developer is other than an individual, Area Developer shall designate, subject to Franchisor’s reasonable approval, one Principal (as defined in Section 9.1) who is both an individual person and owns at least a ten percent (10%), of Area Developer, and who shall be responsible for general oversight and management of the development of the Franchised Restaurants under this Agreement and the operations of all such Franchised Restaurants open and in operation on behalf of Area Developer (the “Designated Principal”). Area Developer acknowledges and agrees that Franchisor shall have the right to rely upon the Designated Principal to have been given, by Area Developer, the responsibility and decision-making authority regarding the Area Developer’s business and operation. In the event the person designated as the Designated Principal, becomes incapacitated, leaves the employ of Area Developer, transfers his/her interest in Area Developer, or otherwise ceases to supervise the development of the Franchised Restaurants, Area Developer shall promptly designate a new Designated Principal, subject to Franchisor’s reasonable approval.
     Records and Reports to Franchisor. Area Developer shall, at Area Developer’s expense, comply with the following requirements to prepare, and submit to Franchisor’s the following reports, financial statements, and other data, which shall be prepared in the form and using the standard statements and chart of accounts as Franchisor may prescribe from time to time:

          No later than the twenty first (21st) day following the end of each quarter year (with the quarter periods concluding at the end of March, June, September and December), Area Developer shall have prepared a profit and loss statement reflecting all Area Developer’s operations during the preceding quarter period. Area Developer shall prepare profit and loss statements on an accrual basis and in accordance with generally accepted accounting principles. Area Developer shall submit such statements to Franchisor at such times as Franchisor may designate or as Franchisor may otherwise request.
          No later than ninety (90) days following the end of Area Developer’s fiscal year, a complete annual financial statement (prepared according to generally accepted accounting principles), on a compilation basis, and if required by Franchisor, such statements shall be prepared by an independent certified public accountant.
          Such other forms, reports, records, information, and data as Franchisor may reasonably designate.
     Maintaining Records. Area Developer shall maintain during the term of this Agreement, and shall preserve for at least seven (7) years from the dates of their preparation, and shall make available to Franchisor at Franchisor’s request and at Area Developer’s expense, full, complete, and accurate books, records, and accounts in accordance with generally accepted accounting principles.
     Area Developer to Provide Training. Area Developer agrees that, notwithstanding any thing to the contrary in any Franchise Agreement, Area Developer shall be responsible for conducting the initial training of all required trainees (including without limitation the owners and management personnel) for the third (3rd) and any subsequent Franchised Restaurants developed under this Agreement, in accordance with the requirements and conditions as Franchisor may from time to time establish for the initial training. By no later than the time Area Developer is seeking Franchisor’s approval to develop the third (3rd) Franchised Restaurant under this Agreement, Area Developer shall be have completed to Franchisor’s satisfaction all requirements and conditions necessary to obtain Franchisor’s approval for Area Developer to conduct such training.
DEFAULT AND TERMINATION
     Automatic Termination. Area Developer shall be deemed to be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to Area Developer, if Area Developer becomes insolvent or makes a general assignment for the benefit of creditors; if a petition in bankruptcy is filed by Area Developer or such a petition is filed against and not opposed by Area Developer; if Area Developer is adjudicated a bankrupt or insolvent; if a bill in equity or other proceeding for the appointment of a receiver of Area Developer or other custodian for Area Developer’s business or assets is filed and consented to by Area Developer; if a receiver or other custodian (permanent or temporary) of Area Developer’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction; if proceedings for a composition with creditors under any state or federal law should be instituted by or against Area Developer; if final judgment remains unsatisfied or of record for thirty (30) days or longer (unless supersedeas bond is filed); if Area Developer is dissolved; if execution is levied against any asset of Area Developer or Area Developer’s Franchised Restaurants; if suit to foreclose any lien or mortgage against any asset of Area Developer or Area Developer’s Franchised Restaurants is instituted against Area Developer and not dismissed within sixty (60) days; or if any asset of Area Developer’s or any Franchised Restaurant of Area Developer’s shall be sold after levy thereupon by any sheriff, marshal, or constable.
     Termination Upon Notice. Area Developer shall be deemed to be in default and Franchisor may, at its option, terminate this Agreement and all rights granted hereunder or take any of the actions described in Section 6.5 below, without affording Area Developer any opportunity to cure the default, effective immediately upon the provision of notice to Area Developer (in the manner provided under Section 10 hereof), upon the occurrence of any of the following events of default:
          If the Franchise Agreement for any Franchised Restaurant operated by Area Developer (or an entity affiliated with Area Developer) is terminated.
          If Area Developer (or an officer or director of, or a shareholder in, Area Developer (or an entity affiliated with Area Developer) if Area Developer is a corporation, or a general or limited partner of Area Developer, if Area Developer is a partnership) is convicted of a felony, a crime involving moral turpitude, or any other crime or action that Franchisor believes is reasonably likely to have an adverse effect on the System, the Proprietary Marks, the goodwill associated therewith, or Franchisor’s interest therein.
          If Area Developer or any Principal purports to transfer any rights or obligations under this Agreement or any the assets of Area Developer in a manner that is contrary to the terms of Section 7 of this Agreement.
     Notice and Opportunity to Cure – For a Missed Deadline. Failure by Area Developer to meet a deadline under the Development Schedule (a “Missed Deadline”) shall constitute a default under this Agreement. Franchisor shall, for one (1) Missed Deadline, provide Area Developer with a reasonable opportunity to cure such default by Franchisor notifying Area Developer in writing of a new date for the Missed Deadline (without change to any other deadline in the Development Schedule). If Area Developer fails to come into compliance with the Development Schedule by such new deadline, and/or upon the occurrence of another Missed Deadline, Franchisor, in its discretion, may terminate this Agreement and all rights granted hereunder without affording Area Developer any further opportunity to cure the default, effective immediately upon the delivery of written notice to Area Developer (in the manner set forth in Section 10 of this Agreement); or Franchisor, in its discretion, may elect, in lieu of terminating this Agreement, to take any of the actions described in Section 6.5 below.

     Notice and Opportunity to Cure Other Defaults. Except as otherwise provided in Sections 6.1, 6.2 , and 6.3 above, if Area Developer fails to comply with any material term and condition of this Agreement, such action shall constitute a default under this Agreement and, upon the occurrence of any such default, Franchisor may terminate this Agreement by giving written notice of termination stating the nature of such default to Area Developer at least thirty (30) days prior to the effective date of termination; provided, however, that Area Developer may avoid termination by curing the default to Franchisor’s satisfaction, and by promptly providing proof thereof to Franchisor within the 30-day period. If any such default is not cured within the specified time, or such longer period as applicable law may require, this Agreement and all rights granted hereunder (including but not limited to, the right to develop new Franchised Restaurants) will terminate without further notice to Area Developer effective immediately upon the expiration of the thirty (30) day period or such longer period as applicable law may require.
     Franchisor’s Other Options Upon Default. Franchisor, in its discretion, may elect, in lieu of terminating this Agreement, to use other remedial measures for Area Developer’s breach of this Agreement, which include, but are not limited to: (i) termination of the credit towards Franchise Fees granted in Section 4.2 hereof; (ii) loss of the limited exclusivity, or reduction in the scope of protections, granted to Area Developer under Section 1.2 herein for the Development Area; (iii) reduction in the scope of the Development Area; (iv) reduction in the number of Franchised Restaurants to be developed by Area Developer; and/or (v) Franchisor’s retention of all area development fees paid, or owed, by Area Developer. If Franchisor exercises said right, Franchisor shall not have waived its right to, in the case of future defaults, exercise all other rights, and invoke all other provisions, that are provided in law and/or set out under this Agreement.
     No Further Rights. Upon termination or expiration of this Agreement, Area Developer shall have no right to establish or operate any Cosi Restaurant for which a Franchise Agreement has not been executed by Franchisor at the time of termination or expiration. Franchisor’s remedies for Area Developer’s breach of this Agreement shall include, without limitation, Area Developer’s loss of its right to develop additional Franchised Restaurants under this Agreement, and Franchisor’s retention of all area development fees paid, or owed, by Area Developer. Upon termination or expiration, Franchisor shall be entitled to establish, and to franchise others to establish, Cosi Restaurants in the Development Area, except as may be otherwise provided under any Franchise Agreement which has been executed between Franchisor and Area Developer or, as permitted under Section 3.4.3 of this Agreement, Area Developer’s affiliates.
TRANSFER OF INTEREST
     Franchisor’s Rights to Transfer. Franchisor shall have the right to transfer or assign this Agreement and all or any part of its rights or obligations herein to any person or legal entity, and any designated assignee of Franchisor shall become solely responsible for all obligations of Franchisor under this Agreement from the date of assignment. In addition, and without limitation to the foregoing, Area Developer expressly affirms and agrees that Franchisor may sell its assets, its Proprietary Marks, or its System; may sell its securities in a public offering or in a private placement; may merge, acquire other corporations, or be acquired by another corporation; and may undertake a refinancing, recapitalization, leveraged buy-out, or other economic or financial restructuring.
     No Transfers Without Franchisor’s Approval. Area Developer understands and acknowledges that Franchisor has granted the rights hereunder in reliance on the business skill, financial capacity, and personal character of Area Developer or the Principals of Area Developer if Area Developer is not an individual. Accordingly, neither Area Developer nor any Principal shall sell, assign, transfer, pledge or otherwise encumber any direct or indirect interest in the Area Developer (including any direct or indirect interest in a corporate or partnership Area Developer), the rights or obligations Area Developer under this Agreement, or any material asset of the Area Developer’s business, without the prior written consent of Franchisor, which shall be subject to Sections 7.3 and 7.4 below and to all of the conditions and requirements for transfers set forth in the Franchise Agreement attached to this Agreement as Exhibit C that Franchisor deems applicable to a proposed transfer under this Agreement.
     Simultaneous Transfers. Area Developer understands and acknowledges that any consent to a transfer of this Agreement shall, unless waived, be conditioned on, among other factors, the requirement that the proposed transfer of this Agreement is to be made in conjunction with a simultaneous transfer of all Franchise Agreements executed pursuant to this Agreement to the same approved transferee.
     Transfer Fee. At the request of Franchisor, Area Developer shall pay a transfer fee of an amount equal to Ten Thousand Dollars ($10,000) for each Franchised Restaurant that remains to be developed and opened in order to satisfy the Development Schedule. Additionally, for any Franchise Agreements executed pursuant to this Agreement that are transferred, the transfer fee due under such Franchise Agreement(s) shall be paid to Franchisor pursuant to the terms of such Franchise Agreement(s).
     Transfer to Entity Formed for by Area Developer. Notwithstanding anything to the contrary in this Section 7, if Area Developer is an individual and seeks to transfer this Agreement to a corporation, partnership, or limited liability company formed for the convenience of ownership, the conditions of Sections 7.4 shall not apply, and Area Developer may undertake such transfer, provided that Area Developer owns one hundred percent (100%) of the equity interest in the transferee entity, and the Area Developer personally guarantees, in a written guaranty satisfactory to Franchisor, the performance of the obligations of the Area Developer under this Agreement.
COVENANTS
     Confidential Information. Area Developer shall at all times preserve in confidence any and all materials and information furnished or disclosed to Area Developer by Franchisor, and shall disclose such information or materials only to such of Area Developer’s employees or agents who must have access to it in connection with their employment. Area Developer shall not at any time, during the term of this Agreement or thereafter, without Franchisor’s prior written consent, copy, duplicate, record, or otherwise reproduce such materials or information, in whole or in part, nor otherwise make the same available to any unauthorized person.

     During the Term. Area Developer specifically acknowledges that, pursuant to this Agreement, Area Developer will receive valuable specialized training and confidential information, which may include, without limitation, information regarding the operational, sales, advertising and promotional methods and techniques of Franchisor and the System. Area Developer covenants that during the term of this Agreement, except as otherwise approved in writing by Franchisor, Area Developer shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation:
          Divert or attempt to divert any business or customer of any Cosi Restaurant or of any unit under the System to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Proprietary Marks or the System.
          Unless released in writing by the employer, employ or seek to employ any person who is at that time employed by Franchisor or by any other franchisee or area developer of Franchisor, or otherwise directly or indirectly induce such person to leave his or her employment.
          Own, maintain, operate, engage in, be employed by, provide any assistance to, or have any more than a one percent (1%) interest in (as owner or otherwise) any Competitive Business (as defined below). A “Competitive Business” shall be consider to be retail food businesses with menu offerings consisting predominantly of salads, sandwiches, or coffee offered in a fast casual environment. Furthermore, Area Developer acknowledges and agrees that Area Developer shall be considered in default under this Agreement and that this Agreement will be subject to immediate termination as provided in Section 6.2 herein, in the event that a person in the immediate family (including spouse, domestic partner, parent or child) of Area Developer (or, if Area Developer is other than an individual, each Principal that is subject to these covenants) engages in a Competitive Business that would violate this Section 8.2.3 if such person was subject to the covenants of this Section 8.2.3.
     After the Agreement and After a Transfer. Area Developer covenants that, except as otherwise approved in writing by Franchisor, for a continuous uninterrupted period of two (2) years from the date of (a) a transfer permitted under Section 7 above, or (b) expiration of this Agreement ; (c) termination of this Agreement (regardless of the cause for termination); (d) a final order of a duly authorized arbitrator, panel of arbitrators, or a court of competent jurisdiction (after all appeals have been taken) with respect to any of the foregoing or with respect to enforcement of this Section 8.3; or (e) any or all of the foregoing, Area Developer shall not either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, partnership, corporation, or other entity, own, maintain, operate, engage in, or have any interest in any Competitive Business, which is, or is intended to be (i) located within the Development Area (other than those Franchised Restaurants provided for in the Development Schedule), or makes offers and sales into the Development Area; or (ii) located within a radius of seven hundred fifty (750) feet any other Cosi Restaurant located in an urban area, or within a radius of one (1) mile of any other Cosi Restaurant located in an suburban area. Provided, however, that this provision shall not apply to the operation by Area Developer of any business under the System under a franchise agreement with Franchisor.
     Exception for Ownership in Public Entities. Sections 8.2 and 8.3 hereof shall not apply to ownership by Area Developer of less than a five percent (5%) beneficial interest in the outstanding equity securities of any publicly-held corporation. As used in this Agreement, the term “publicly-held corporation” refers to a corporation which has outstanding securities that have been registered under the federal Securities Exchange Act of 1934.
     Personal Covenants. At the request of Franchisor, Area Developer shall obtain and furnish to Franchisor executed covenants similar in substance to those set forth in this Section 8 (including covenants applicable upon the termination of a person’s relationship with Area Developer) and the provisions of Sections 6 and 7 of this Agreement (as modified to apply to an individual) from any or all of the following persons: (a) the Designated Principal, (b) all managers and other personnel employed by Area Developer who have received or will receive training and/or other confidential information; (c) all officers, directors, and Principals who have or will receive training or access to confidential information, or who are or may be involved in the operation or development of the Franchised Restaurants. Every covenant required by this Section 8.5 shall be in a form approved by Franchisor, including specific identification of Franchisor as a third-party beneficiary of such covenants with the independent right to enforce them.
     Covenants as Independent Clauses. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section 8 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which Franchisor is a party, Area Developer expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 8.
     Franchisor’s Right to Reduce Scope of the Covenants. Area Developer understands and acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 8.2 and 8.3 in this Agreement, or any portion thereof, without Area Developer’s consent, effective immediately upon receipt by Area Developer of written notice thereof; and Area Developer agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 15 hereof.
     Covenants Survive Claims. Area Developer expressly agrees that the existence of any claims it may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants in this Section 8. Area Developer agrees to pay all costs and expenses (including reasonable attorneys’ fees) incurred by Franchisor in connection with the enforcement of this Section 8.

     Compliance with Laws. Area Developer represents and warrants to Franchisor that neither Area Developer (including, without limitation, any and all of its employees, directors, officers and other representatives), nor any of its affiliates or the funding sources for either is a person or entity designated with whom Franchisor, or any of its affiliates, are prohibited by law from transacting business.
ARTICLE II. CORPORATE, LIMITED LIABILITY COMPANY, OR PARTNERSHIP Area Developer
     List of Principals. If Area Developer is a corporation, limited liability company, or partnership, each owner of beneficial interest in Area Developer (each a “Principal”), and the interest of each Principal in Area Developer, shall be identified in Exhibit B to the Agreement. Area Developer shall maintain a list of all Principals and immediately furnish Franchisor with an update to the information contained in Exhibit B upon any change, which shall be made only in compliance with Section 7 above.
     Guaranties. Such Principals as Franchisor may request shall execute a guarantee, indemnification, and acknowledgment of Area Developer’s obligations under this Agreement in the form attached hereto as Exhibit D. As set forth in Section 5.2 above, the Designated Principal shall at all times have at least a ten percent (10%) interest in Area Developer.
     Corporations and Limited Liability Companies. If Area Developer is a corporation or limited liability company, Area Developer shall comply with the following requirements:
          Area Developer shall be newly organized and its governing documents shall at all times provide that its activities are confined exclusively to developing and operating the Franchised Restaurants.
          Area Developer shall, upon request of Franchisor, promptly furnished to Franchisor copies of Area Developer’s articles of incorporation, bylaws, articles of organization, operating agreement and/or other governing documents, and any amendments thereto, including the resolution of the Board of Directors or members authorizing entry into this Agreement.
          Area Developer shall maintain stop-transfer instructions against the transfer on its records of any equity securities; and each stock certificate or issued securities of Area Developer shall conspicuously endorse upon its face a statement, in a form satisfactory to Franchisor, which references the transfer restrictions imposed by this Agreement; provided, however, that the requirements of this Section 9.3.3 shall not apply to a publicly-held corporation.
     Partnerships and Limited Liability Partnerships. If Area Developer or any successor to or assignee of Area Developer is a partnership or limited liability partnership, Area Developer shall comply with the following requirements:
          Area Developer shall be newly organized and its partnership agreement shall at all times provide that its activities are confined exclusively to developing and operating the Franchised Restaurants.
          Area Developer shall furnish Franchisor with a copy of its partnership agreement as well as such other documents as Franchisor may reasonably request, and any amendments thereto.
          The partners of the partnership shall not, without the prior written consent of Franchisor, admit additional general partners, remove a general partner, or otherwise materially alter the powers of any general partner.
NOTICES
     Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by registered mail, or by other means which affords the sender evidence of delivery, or of rejected delivery, to the respective parties at the addresses shown on the signature page of this Agreement, unless and until a different address has been designated by written notice to the other party. Any notice by a means which affords the sender evidence of delivery, or rejected delivery, shall be deemed to have been given at the date and time of receipt or rejected delivery.
PERMITS AND COMPLIANCE WITH THE LAWS
     Compliance with Laws. Area Developer shall comply with all federal, state, and local laws, rules and regulations, and shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the business contemplated under this Agreement.
     Notice of Actions. Area Developer shall notify Franchisor in writing within five (5) days of the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of Area Developer and/or any Franchised Restaurant established under this Agreement.
INDEPENDENT CONTRACTOR AND INDEMNIFICATION

     No Fiduciary Relationship. Area Developer is an independent contractor. Franchisor and Area Developer are completely separate entities and are not fiduciaries, partners, joint venturers, or agents of the other in any sense and neither shall have the power to bind the other. No act or assistance given by either party to the other pursuant to this Agreement shall be construed to alter the relationship.
     Public Notice. During the term of this Agreement, Area Developer shall hold itself out to the public as an independent contractor operating the business pursuant to an area development agreement with Franchisor. Area Developer agrees to take such action as may be necessary to do so, including, without limitation, exhibiting a notice of the fact in a conspicuous place in Area Developer’s offices, the content of which Franchisor reserves the right to specify.
     No Assumption of Liability. Nothing in this Agreement authorizes Area Developer to make any contract, agreement, warranty, or representation on Franchisor’s behalf, or to incur any debt or other obligation in Franchisor’s name; and that Franchisor shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action; nor shall Franchisor be liable by reason of any act or omission of Area Developer in Area Developer’s operations hereunder, or for any claim or judgment arising therefrom against Area Developer or Franchisor.
     Indemnification. Area Developer shall indemnify and hold Franchisor, Franchisor’s owners and affiliates, and their respective officers, directors, and employees (the “Indemnitees”) harmless against any and all causes of action, claims, losses, costs, expenses, liabilities, litigation, damages or other expenses (including, but not limited to, settlement costs and attorneys’ fees) arising directly or indirectly from, as a result of, or in connection with Area Developer’s operation of the business contemplated hereunder (notwithstanding any claims that the Indemnitees are or were negligent). Area Developer agrees that with respect to any threatened or actual litigation, proceeding or dispute which could directly or indirectly affect any of the Indemnitees, the Indemnitees shall have the right, but not the obligation, in their discretion, to: (i) choose counsel, (ii) direct, manage and/or control the handling of the matter; and (iii) settle on behalf of the Indemnitees, and/or Area Developer, any claim against the Indemnitees. All vouchers, canceled checks, receipts, receipted bills or other evidence of payments for any such losses, liabilities, costs, damages, charges or expenses of whatsoever nature incurred by any Indemnitee shall be taken as prima facie evidence of Area Developer’s obligation hereunder.
APPROVALS AND WAIVERS
     Approval Requests. Whenever this Agreement requires the prior approval or consent of Franchisor, Area Developer shall make a timely written request to Franchisor therefor, and such approval or consent shall be in writing. Franchisor shall respond to Area Developer’s timely requests in a reasonably timely and prompt manner.
     Non-waiver. No failure of Franchisor to exercise any power reserved to it hereunder, or to insist upon strict compliance by Area Developer with any obligation or condition hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of Franchisor’s right to demand exact compliance with the terms hereof. Waiver by Franchisor of any particular default by Area Developer shall not be binding unless in writing and executed by the party sought to be charged and shall not affect or impair Franchisor’s right with respect to any subsequent default of the same or of a different nature; nor shall any delay, waiver, forbearance, or omission of Franchisor to exercise any power or rights arising out of any breach or default by Area Developer of any of the terms, provisions, or covenants hereof, affect or impair Franchisor’s rights nor shall such constitute a waiver by Franchisor of any right hereunder or of the right to declare any subsequent breach or default. Subsequent acceptance by Franchisor of any payment(s) due to it hereunder shall not be deemed to be a waiver by Franchisor of any preceding breach by Area Developer of any terms, covenants or conditions of this Agreement.
SEVERABILITY AND CONSTRUCTION
     Severable Parts. Except as expressly provided to the contrary herein, each portion, section, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible; and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be a part of this Agreement.
     Terms Surviving this Agreement. Any provision or covenant in this Agreement which expressly or by its nature imposes obligations beyond the expiration, termination or assignment of this Agreement (regardless of cause for termination), or assignment shall survive such expiration, termination.
     No Rights on Third Parties. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Area Developer, Franchisor, officers, directors, shareholders, agents, and employees of Franchisor, and such successors and assigns of Franchisor as may be contemplated by Section 15 hereof, any rights or remedies under or by reason of this Agreement.
     Full Scope of Terms. Area Developer expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court or agency having valid jurisdiction may hold to be unreasonable and unenforceable in an unappealed final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court or agency order.

     Franchisor’s Application of its Rights. Franchisor shall have the right to operate, develop and change the System in any manner that is not specifically precluded by this Agreement. Whenever Franchisor has reserved in this Agreement a right to take or withhold an action, or are deemed to have a right and/or discretion to take or withhold an action, or to grant or decline to grant Area Developer a right to take or omit an action, except as otherwise expressly and specifically provided in this Agreement, Franchisor may make its decision or exercise its rights, on the basis of the information readily available to Franchisor, and its judgment of what is in its best interests and/or in the best interests of the Franchisor’s franchise network, at the time its decision is made, without regard to whether: (i) other reasonable or even arguably preferable alternative decisions could have been made by Franchisor; (ii) the decision or action of Franchisor will promote its financial or other individual interest; (iii) Franchisor’s decision or the action it take applies differently to Area Developer and one or more other franchisees or Franchisor’s company-owed operations; or (iv) Franchisor’s decision or the exercise of its right or discretion is adverse to Area Developer’s interests. In the absence of an applicable statute, Franchisor will have no liability to Area Developer for any such decision or action. Franchisor and Area Developer intend that the exercise of Franchisor right or discretion will not be subject to limitation or review. If applicable law implies a covenant of good faith and fair dealing in this Agreement, Franchisor and Area Developer agree that such covenant shall not imply any rights or obligations that are inconsistent with a fair construction of the terms of this Agreement and that this Agreement grants Franchisor the right to make decisions, take actions and/or refrain from taking actions not inconsistent with Area Developer’s rights and obligations hereunder.
     Captions Only for Convenience. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.
ENTIRE AGREEMENT
     This Agreement, the attachments hereto, and the documents referred to herein constitute the entire Agreement between Franchisor and Area Developer concerning the subject matter hereof, and supersede any prior agreements, no other representations having induced Area Developer to execute this Agreement. Except for those permitted to be made unilaterally by Franchisor hereunder, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.
APPLICABLE LAW AND DISPUTE RESOLUTION
     Governing Law. This Agreement takes effect upon its acceptance and execution by Franchisor, and shall be interpreted and construed under the laws of the state in which Franchisor has its headquarters at the time the action is commenced (the “HQ State”); provided, however, that nothing in this Section 16.1 is intended by the parties to subject this Agreement to any franchise or similar law, rule, or regulation of the HQ State or of any other state to which it would not otherwise be subject. In the event of any conflict of law, the laws of the HQ State shall prevail, without regard to, and without giving effect to, the HQ State’s application of its conflict of law rules.
     Non-Binding Mediation. Before any party may bring an action in court against the other, the parties must first meet to mediate the dispute (except as otherwise provided below). Any such mediation shall be non-binding and shall be conducted by the American Arbitration Association in accordance with its then-current rules for mediation of commercial disputes. Notwithstanding anything to the contrary, this Section 16.2 shall not bar either party from obtaining injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions, without having to engage in mediation. Mediation hereunder shall be concluded within forty five (45) days of Area Developer’s receipt of the notice specifying the designated mediator or such longer period as may be agreed upon by the parties in writing. All aspects of the mediation process shall be treated as confidential, shall not be disclosed to others, and shall not be offered or admissible in any other proceeding or legal action whatever. Franchisor and Area Developer shall each bear its own costs of mediation, and each shall bear one-half the cost of the mediator or mediation service.
     Litigation. Any legal action brought by Area Developer against Franchisor in any forum or court, whether federal or state, shall be brought only within the HQ State. Any legal action brought by Franchisor against Area Developer in any forum or court, whether federal or state, may be brought within the HQ State or in the state in which Area Developer is located. Area Developer hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision.
     No Rights Exclusive of Other Rights. No right or remedy conferred upon or reserved to Franchisor or Area Developer by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy provided herein or permitted by law or equity, but each shall be cumulative of every other right or remedy.
     Waiver of Jury Trial. Franchisor and Area Developer irrevocably waive trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by either of them against the other. Any and all claims and actions arising out of or relating to this Agreement, the relationship of Area Developer and Franchisor, or Area Developer’s activities under this Agreement, brought by either party hereto against the other, whether in mediation, or a legal action, shall be commenced within two (2) years from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred.
     Waiver of Punitive Damages. Franchisor and Area Developer hereby waive to the fullest extent permitted by law any right to or claim of any punitive or exemplary damages against the other.
     Injunctive Relief. Nothing herein contained shall bar the right of Franchisor to obtain injunctive relief against threatened conduct that will cause it loss or damages under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.
ACKNOWLEDGMENTS

     Area Developer’s Investigation of the Business Possibilities. Area Developer acknowledges that it has conducted an independent investigation of the business of developing and operating Cosi Restaurants, and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of Area Developer (or, if Area Developer is a corporation, partnership or limited liability company, the ability of its principals) as (an) independent businessperson(s). Franchisor expressly disclaims the making of, and Area Developer acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.
     Receipt of UFOC and Complete Agreement. Area Developer acknowledges that it received a complete copy of this Agreement, the attachments hereto, and agreements relating thereto, if any, at least five (5) business days prior to the date on which this Agreement was executed. Area Developer further acknowledges that it received the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” at least ten (10) business days prior to the date on which this Agreement was executed or any payment by Area Developer for the rights granted under this Agreement.
     Area Developer Read the Agreement and Consulted. Area Developer acknowledges that it has read and understood this Agreement, the attachments hereto, and agreements relating thereto, if any, and that Franchisor has accorded Area Developer ample time and opportunity to consult with advisors of Area Developer’s own choosing about the potential benefits and risks of entering into this Agreement.
     No Conflicting Obligations. Each party represents and warrants to the others that there are no other agreements, court orders, or any other legal obligations that would preclude or in any manner restrict such party from: (a) negotiating and entering into this Agreement; (b) exercising its rights under this Agreement; and/or (c) fulfilling its responsibilities under this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement in duplicate on the day and year first above written.

COSI, INC.
Franchisor	Area Developer

By:	By:

Name:	Name:

Title:	Title:

Address for Notices:	Address for Notices:

Cosi, Inc.
1751 Lake Cook Road, 6th Floor
Deerfield, IL 60015
Telephone: (847) 597-8800
Fax: (847) 597-8884	Attn:

Attn: Department of Franchising	Telephone :
Fax:

With copy to:

Cosi, Inc.
1751 Lake Cook Road, 6th Floor
Deerfield, IL 60015
Telephone: (847) 597-8800
Fax: (847) 597-8884
Attn: Legal Department

COSI, INC.
AREA DEVELOPMENT AGREEMENT
EXHIBIT A
DATA SHEET

1.	Development Schedule (see Section 1.1): Area Developer shall execute Franchise Agreements for the development and operation of (___) Franchised Restaurants, within the Development Area in accordance with the following Development Schedule:

Minimum Cumulative Number
of Franchise Agreements for
Franchised Restaurants to be located
	Within the Development Area	By this Date

Total:

2.	Development Area (see Section 1.1): The Development Area shall be the following,:

3.	Area Development Fee (see Section 4.1): The Area Development Fee shall be $ .

Initial: Date: Initial: Date:

FRANCHISOR AREA DEVELOPER

A-1

COSI, INC.
AREA DEVELOPMENT AGREEMENT
EXHIBIT B
LIST OF PRINCIPALS & DESIGNATED PRINCIPAL
The following identifies all of Area Developer’s Principals (as defined in Section 9.1 of the Area Development Agreement

Name of Principal	Address	Interest (%) with description

Total: 100%
AREA DEVELOPER’S DESIGNATED PRINCIPAL
The following identifies Area Developer’s Designated Principal (as defined in Section 5.2 of the Area Development Agreement

	Address, telephone number,	Interest (%) (with
Name and Title	and e-mail address	description) if any

B-1

COSI, INC.
AREA DEVELOPMENT AGREEMENT
EXHIBIT C
FORM OF FRANCHISE AGREEMENT

C-1

COSI, INC.
AREA DEVELOPMENT AGREEMENT
EXHIBIT D
GUARANTEE, INDEMNIFICATION, AND ACKNOWLEDGMENT
     As an inducement to Cosi, Inc. (“Franchisor”) to enter the Cosi, Inc. Area Development Agreement between Franchisor and                                                                                                      (“Area Developer”), dated                                         , 200                     (the “Agreement”), the undersigned, jointly and severally, hereby unconditionally guarantee to Franchisor and Franchisor’s successors and assigns that all of Area Developer’s monetary obligations under the Agreement will be punctually paid and performed and that all monetary obligations will be punctually paid and performed.
     Upon demand by Franchisor, the undersigned each hereby jointly and severally agree to immediately make each payment required of Area Developer under the Agreement and waive any right to require Franchisor to: (a) proceed against Area Developer for any payment required under the Agreement; (b) proceed against or exhaust any security from Area Developer; (c) pursue or exhaust any remedy, including any legal or equitable relief, against Area Developer; or (d) give notice of demand for payment by Area Developer. Without affecting the obligations of the undersigned under this Guarantee, Franchisor may, without notice to the undersigned, extend, modify, or release any indebtedness or obligation of Area Developer, or settle, adjust, or compromise any claims against Area Developer, and the undersigned each hereby jointly and severally waive notice of same and agree to remain and be bound by any and all such amendments and changes to the Agreement.
     The undersigned each hereby jointly and severally agree to defend, indemnify and hold Franchisor harmless against any and all losses, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorney’s fees, reasonable costs of financial and other investigation, court costs, and fees and expenses) resulting from, consisting of, or arising out of or in connection with any failure by Area Developer to perform any obligation of Area Developer under the Agreement, any amendment thereto, or any other agreement executed by Area Developer referred to therein.
     The undersigned each hereby jointly and severally acknowledge and expressly agree to be individually bound by all of the covenants contained in Sections 6, 7, 8, and 16 of the Agreement, and acknowledge and agree that this Guarantee does not grant the undersigned any right to use the “Cosi” marks or system.
     This Guarantee shall terminate upon the termination or expiration of the Agreement, except that all obligations and liabilities of the undersigned which arose from events which occurred on or before the effective date of such termination shall remain in full force and effect until satisfied or discharged by the undersigned, and all covenants which by their terms continue in force after the expiration or termination of the Agreement shall remain in force according to their terms. Upon the death of an individual guarantor, the estate of such guarantor shall be bound by this Guarantee, but only for defaults and obligations hereunder existing at the time of death; and the obligations of the other guarantors will continue in full force and effect.
     Guarantor represents and warrants to Franchisor that neither Guarantor (including, without limitation, any and all of its employees, directors, officers and other representatives), nor any of its affiliates or the funding sources for either is a person or entity designated with whom Franchisor, or any of its affiliates, are prohibited by law from transacting business.
     Any and all notices required or permitted under this guarantee provision shall be in writing and shall be personally delivered, in the manner provided under Section 10 of this Agreement.
     Unless specifically stated otherwise, the terms used in this Guarantee shall have the same meaning as in the Agreement, and shall be interpreted and construed in accordance with Section 16 of the Agreement. This Guarantee shall be interpreted and construed under the laws of the State of Delaware. In the event of any conflict of law, the laws of the State of Delaware shall prevail (without regard to, and without giving effect to, the application of Delaware conflict of law rules).
     IN WITNESS WHEREOF, the undersigned has signed this guarantee provision as of the date of this Agreement.

GUARANTOR(S)

Printed Name:

Address:

Signed:

(In his/her individual capacity)

Printed Name:

Address:

D-1

COSI, INC.
AREA DEVELOPMENT AGREEMENT
EXHIBIT E
LEASE TERMS
     In accordance with Section 3.3 of this Area Development Agreement, Area Developer’s lease or sublease for the premises of each of the Franchised Restaurants shall contain terms acceptable to Franchisor, which may include (but are not limited to) the following:
1. The initial term of the lease, or initial term together with renewal terms, will be for not fewer than ten (10) years.
2. A provision stating that the lessor consents to Area Developer’s use and display of the Proprietary Marks and signage as Franchisor may prescribe from time to time for the Franchised Restaurant, subject only to the provisions of applicable law.
3. A provision that Area Developer shall have the right to alter, renovate, add, remodel, modify, and/or change the premises and/or other improvements upon the premises as Area Developer may deem desirable, provided that if any such alterations, renovations, additions, modifications, remodeling and/or changes to the premises and/or improvements upon the premises affect the exterior, structural elements or foundation of the premises, Area Developer shall first obtain the consent of the lessor, which consent shall not be unreasonably withheld, conditioned or delayed.
4. A provision that the premises be used solely for the operation of a franchised Cosi Restaurant, which is currently: a counter service restaurant/café/coffee bar offering for sale various types of food, beverages and related products for both on and off premises consumption, such products may include without limitation the following: coffee, tea, espresso, other coffee and tea based drinks, coffee based drinks including alcohol, salads, pizza, pasta, grilled entree items, sandwiches, soups, desserts, beverages (which may include the sale of alcoholic beverages, provided that alcoholic beverages will be for on-premises consumption only) and promotional items such as shirts, hats and other items displaying the “COSI” logo, all as may be permitted under the relevant franchise agreement signed for the Franchised Restaurant. Additionally, the lessor consents to the Area Developer’s use of (i) a gas-fired brick oven, and (ii) café style windows on the premises.
5. A provision that requires the lessor to concurrently provide Franchisor with a copy of any written notice of deficiency under the lease sent to Area Developer, and that the lessor will provide Franchisor with written notice specifying deficiencies that Area Developer did not cure.
6. A provision that grants to Franchisor, in its sole discretion, the right (but not obligation) to cure any deficiency under the lease within thirty (30) days after the expiration of the period in which Area Developer had to cure any such default should Area Developer fail to do so.
7. A provision acknowledging that, in the event the Franchise Agreement for the Franchised Restaurant expires or is terminated: (a) Area Developer is obligated under the Franchise Agreement to take certain steps to de-identify the location as a Cosi Restaurant operated by Area Developer; and (b) the lessor will cooperate fully with Franchisor in enforcing such provisions of the Franchise Agreement against the Area Developer, including allowing Franchisor, its employees and agents to enter and remove signs, decor and materials bearing or displaying any Proprietary Marks, designs or logos of Franchisor, provided that the lessor shall not be required to bear any expense thereof.
8. A provision that expressly states that any default under the lease shall constitute a default under the Franchise Agreement, and that the termination of the Franchise Agreement shall constitute a default under the lease.
9. A provision reserving to Franchisor the right, at Franchisor’s election, to receive an assignment of the leasehold interest upon termination or expiration of the franchise grant.
10. A provision that expressly requires that, if requested by Franchisor, the lessor of the premises will provide Franchisor all sales and other information the lessor may have related to the operation of the Franchised Restaurant.
11. Area Developer is restricted from accepting any requirement under the lease that seeks to impose any restrictions (territorial or otherwise) on the development or operation of other Cosi Restaurants by Area Developer, Franchisor, or any other person or entity.
12. A provision that the lessor agrees that Area Developer may not assign the lease or sublease all or any part of its occupancy rights thereunder without Franchisor’s prior written consent.
13. A provision that the lessor’s consent to an assignment of the lease or subletting of the Premises will not be required in connection with an assignment or subletting Franchisor, or any parent, subsidiary or affiliated corporation of Franchisor or Area Developer, or another operator that has been approved by Franchisor to be the franchisee for the Franchised Restaurant.

D-2

     14. A provision that prohibits the lessor from selling or leasing, or allowing the sublease of, space in the building, or on the property, to any person or entity for a retail food business that will consist predominantly of salads, sandwiches, or coffee offered in a fast casual environment. Additionally, the lessor shall not sell and shall prohibit any other tenant or subtenant in the building, or on the property, from engaging in activities predominantly related to the sale of sandwiches and salads. In the event lessor does not comply with these restrictions, Franchisee will have the right to seek an injunction prohibiting the occupancy by the new competing business or against the existing tenant as the case may be.

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